Exhibit 8.1

September 30, 2010

Exelon Generation Company, LLC

300 Exelon Way

Kennett Square, Pennsylvania 19348

RE:	$550,000,000 Exelon Generation Company, LLC 4.00% Senior Notes Due 2020
$350,000,000 Exelon Generation Company, LLC 5.75% Senior Notes Due 2041

Ladies and Gentlemen:

We have acted as tax counsel to Exelon Generation Company, LLC (the “Company”), in connection with the issuance and sale by the Company of $550,000,000 aggregate principal amount of its 4.00% Senior Notes due 2020 and $350,000,000 aggregate principal amount of its 5.75% Senior Notes due 2041 (collectively, the “Senior Notes”), covered by the Registration Statement on Form S-3, No. 333-164782-07 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 8, 2010 under the Securities Act of 1933, as amended.

We are familiar with the proceedings to date with respect to the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. In addition, we have assumed that there will be no change in the laws currently applicable to the Company and that such laws will be the only laws applicable to the Company. We have also assumed that there will be no change in the facts. Any such changes in the laws or the facts could alter our opinion.

Based upon and subject to the foregoing, the statements set forth in the Prospectus Supplement dated September 27, 2010 under the heading “Certain United States Federal Income Tax Consequences,” to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto, represent our opinion.

In giving the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

Exelon Generation Company, LLC

September 30, 2010

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as Exhibit 8 to the Registration Statement. We also consent to the use of our name under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement dated September 27, 2010 included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

Ballard Spahr LLP